Exhibit (a)(5)(C)

National Financial Partners Announces

Pricing of $125 Million of Convertible Senior Notes

NEW YORK, NY – June 9, 2010 – National Financial Partners Corp. (NYSE: NFP), a provider of benefits, insurance and investment services, today announced the pricing of $125,000,000 aggregate principal amount of 4.0% convertible senior notes due 2017 (the “Convertible Notes”). The Convertible Notes were offered and sold in a private placement solely to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The $125,000,000 aggregate principal amount of Convertible Notes were priced at par; will pay interest semiannually at a rate of 4.0% per annum; and have a conversion rate of 77.6714 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $12.87 per share), subject to adjustment. The sale of the Convertible Notes is expected to close on or about June 15, 2010. NFP also granted the initial purchasers of the Convertible Notes a 30-day option to purchase up to an additional $15,000,000 aggregate principal amount of Convertible Notes. NFP will settle the Convertible Notes upon conversion in cash, up to the principal amount, and will settle amounts in excess of the principal amount, if any, in cash, shares or a combination thereof, at NFP’s election.

NFP intends to use a portion of the net proceeds from this offering to pay the cost of the convertible note hedge transactions described below (after such cost is partially offset by the proceeds to NFP from the warrant transactions). NFP intends to use the remainder of the net proceeds, together with borrowings that may become available under a proposed new credit facility and/or cash on hand, to fund its tender offer for any and all of its outstanding 0.75% convertible senior notes due 2012, which commenced on the date that the offering was announced, and for general corporate purposes, which may include paying down its existing credit facility.

In connection with the offering, NFP entered into one or more convertible note hedge transactions with counterparties that included one or more of the initial purchasers (and/or their respective affiliates) (the “counterparties”). These transactions are expected to reduce the potential dilution upon conversion of the Convertible Notes. NFP also entered into one or more warrant transactions with the counterparties. The warrant transactions could have a dilutive effect on NFP’s earnings per share to the extent that the market price of its common stock during the measurement period at maturity of the warrants exceeds the strike price of the warrants. These transactions have the economic effect of increasing the conversion price to approximately $15.77.

In connection with establishing their initial hedge of the convertible note hedge transactions and warrant transactions, the counterparties or their respective affiliates may enter into various derivative transactions with respect to NFP’s common stock concurrently with, or shortly after, the pricing of the Convertible Notes. These activities could have an impact on NFP’s common stock price concurrently with or following the pricing of the Convertible Notes.

The Convertible Notes and the shares of NFP’s common stock issuable upon conversion of the Convertible Notes are not being registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About National Financial Partners Corp.

NFP is a leading independent financial services distribution company. NFP offers high net worth individuals and companies throughout the United States and in Canada comprehensive solutions across corporate and executive benefits, life insurance and wealth transfer, and investment advisory products and services. NFP and its subsidiaries, including NFP Securities, Inc., provide clients with access to objective advice and a choice of insurance and financial products and services.

Forward-Looking Statements

This release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “anticipate,” “expect,” “intend,” “plan,” “believe,” “estimate,” “propose,” “may,” “project,” “will,” “continue” and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, impairments, losses, dividends, capital structure, credit facilities, offerings, tender offers, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and NFP’s operations or strategy. These forward-looking statements are based on management’s current views with respect to future results. Forward-looking statements are based on beliefs and assumptions made by our management using currently-available information, such as market and industry materials, experts’ reports and opinions, and current financial trends. These statements are only predictions and are not guarantees of future performance. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by a forward-looking statement. These risks and uncertainties include, without limitation: (1) NFP’s ability, through its operating structure, to respond quickly to regulatory, operational or financial situations impacting its businesses; (2) the ability of NFP’s businesses to perform successfully following acquisition, including through cross-selling initiatives, and NFP’s ability to manage its business effectively and profitably through its reportable segments and the principals of its businesses; (3) any losses that NFP may take with respect to dispositions, restructures or otherwise; (4) an economic environment that results in fewer sales of financial products or services; (5) the occurrence of events or circumstances that could be indicators of impairment to goodwill and intangible assets which require NFP to test for impairment, and the impact of any impairments that NFP may take; (6) the impact of the adoption, modification or change in interpretation of certain accounting treatments or policies and changes in underlying assumptions relating to such treatments or policies, which may lead to adverse financial statement results; (7) NFP’s success in acquiring and retaining high-quality independent financial services businesses; (8) the financial impact of NFP’s incentive plans; (9) changes that adversely affect NFP’s ability to manage its indebtedness or capital structure, including changes in interest rates, credit market conditions and general economic factors; (10) securities and capital markets behavior, including fluctuations in the price of NFP’s common stock, continuing volatility in the U.S. financial markets, or the dilutive impact of any capital-raising efforts to finance operations or business strategy; (11) the availability of borrowings and letters of credit to NFP; (12) adverse results, market uncertainty in the financial services industry, or other consequences from litigation, arbitration, regulatory investigations or compliance initiatives, including those related to business practices, compensation agreements with insurance companies, policy rescissions or chargebacks, regulatory investigations or activities within the life settlements industry; (13) adverse developments in the markets in which NFP operates, resulting in fewer sales of financial products and services, including those related to compensation agreements with insurance companies and activities within the life settlements industry; (14) the impact of legislation or regulations in jurisdictions in which NFP’s businesses operate, including the possible adoption of comprehensive and exclusive federal regulation over all interstate insurers and the uncertain impact of proposals for legislation regulating the financial services industry; (15) uncertainty regarding the impact of newly-adopted healthcare legislation or resulting changes in business practices of NFP’s subsidiaries that operate in the benefits market; (16) changes in laws, including the elimination or modification of the federal estate tax, changes in the tax treatment of life insurance products, or changes in regulations affecting the value or use of benefits programs, which may adversely affect the demand for or profitability of NFP’s services; (17) developments in the availability, pricing, design or underwriting of insurance products, revisions in mortality tables by life expectancy underwriters or changes in NFP’s relationships with insurance companies; (18) changes in premiums and commission rates or the rates of other fees paid to NFP’s businesses, including life settlements and registered investment advisory fees; (19) the reduction of NFP’s revenue and earnings due to the elimination or modification of compensation arrangements, including contingent compensation arrangements and the adoption of internal initiatives to enhance compensation transparency, including the transparency of fees paid for life settlements transactions; (20) the occurrence of adverse economic conditions or an adverse regulatory climate in New York, Florida or California; (21) the loss of services of key members of senior management; and (22) NFP’s ability to effect smooth succession planning. Additional factors are set forth in NFP’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on February 12, 2010 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 10, 2010. Forward-looking statements speak only as of the date on which they are made. NFP expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts

Investor Relations:	Media Relations:
Abbe F. Goldstein, CFA	Barbara Willis
National Financial Partners	National Financial Partners
ir@nfp.com	communications@nfp.com
212-301-4011	212-301-1039